Contact: Lawrence A. Gyenes Senior Vice President, CFO & Treasurer Columbia Laboratories, Inc. (973) 486-8860	Seth Lewis Vice President The Trout Group LLC (646) 378-2952

FOR IMMEDIATE RELEASE

Columbia Laboratories Hires Cowen and Company to Assist in
Evaluating Potential Strategic Transactions

LIVINGSTON, NJ - March 13, 2012 -Columbia Laboratories Inc. (Nasdaq: CBRX) has engaged Cowen and Company, LLC (“Cowen”) as its independent financial advisor to assist the Company with its stated goal to evaluate possible strategic transactions.

“Given Columbia's strength as a revenue generating company, with over $25 million in cash and equivalents, zero debt and a Nasdaq listing, plus significant upside potential if Watson Pharmaceuticals is successful in obtaining regulatory approval for progesterone vaginal gel in the preterm birth indication, we feel that the right strategic transaction could add value for the Company and its stockholders.  We are pleased to have the support of Cowen's experienced health care banking team as we explore potential strategic transactions,” said Frank Condella, Columbia's president and chief executive officer.

There can be no assurances as to whether any particular strategic transaction will be recommended by the Board of Directors. The Company does not intend to disclose developments with respect to the progress of its evaluation of any strategic alternatives until such time as the Board of Directors has approved a transaction or otherwise deems disclosure appropriate.

About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women's health indications. The Company receives sales and royalty revenues from CRINONE®

Columbia's press releases and other company information are available online at www.columbialabs.com.

About Cowen and Company
Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

###